Exhibit 99.1

ADTRAN Holdings, Inc. Appoints Dr. Christian H. Terlinde to Board of Directors

Huntsville, Alabama, USA. — October 29, 2026 — ADTRAN Holdings, Inc. (NASDAQ: ADTN and FSE: QH9) (“ADTRAN Holdings” or the “Company”), a leading global provider of networking and communications solutions, today announced the appointment of Dr. Christian H. Terlinde as an independent member of its Board of Directors effective October 27, 2026.

Dr. Terlinde brings more than two decades of senior financial leadership experience at large, multinational manufacturing companies, with operating experience spanning both European and North American markets. Having lived and worked in both the United States and Germany, he brings a firsthand international perspective to the Board that reflects the global nature of Adtran’s business and its customer base.

Dr. Terlinde currently serves as Group Chief Financial Officer of Flender International GmbH, a multinational manufacturer of industrial and wind gearboxes. Prior to joining Flender, he served as Group Chief Financial Officer of JOST Werke SE (ETR: JST), a publicly traded German manufacturer of components for commercial and agricultural vehicles, where he held responsibility for finance, investor relations, legal, and compliance. Earlier in his career, he served as Chief Financial Officer at Benteler Automotive GmbH and MAHLE GmbH, both tier-1 suppliers to the global automotive industry, and as Chief Financial Officer of ista North America, Inc., a company serving multi-family homeowners and utilities in the United States.

“We are pleased to welcome Christian to the Adtran Board," said Tom Stanton, Chief Executive Officer of Adtran Holdings, Inc. "His financial and international expertise, including serving as CFO of a publicly listed German company, adds further depth to a Board that already brings a strong mix of experience and perspectives. Christian's hands-on knowledge of both the U.S. and German markets fits naturally with our global business.”

Dr. Terlinde holds a doctorate in business administration, earned magna cum laude, a graduate degree, and an undergraduate degree, all from the University of Duisburg-Essen in Germany. He has also completed an executive education program at the University of St. Gallen in Switzerland and has taught U.S. GAAP, IFRS, and German GAAP accounting at the university level. Dr. Terlinde serves on the examination board for German Certified Public Accountants.

About Adtran

ADTRAN Holdings, Inc. (NASDAQ: ADTN and FSE: QH9) is the parent company of Adtran, Inc., a leading global provider of open, disaggregated networking and communications solutions that enable voice, data, video and internet communications across any network infrastructure. From the cloud edge to the subscriber edge, Adtran empowers communications service providers around the world to manage and scale services that connect people, places and things. Adtran solutions are used by service providers, private enterprises, government organizations and millions of individual users worldwide. ADTRAN Holdings, Inc. is also the majority shareholder of Adtran Networks SE, formerly ADVA Optical Networking SE. Find more at Adtran.com, LinkedIn and X.

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ADTRAN Holdings, Inc.

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